CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 25, 2020, relating to the financial statements and financial highlights of Lazard US Realty Equity Portfolio, appearing in the Annual Report on Form N-CSR of Lazard Equity Funds for the year ended December 31, 2019. We also consent to the references to us under the headings “Questions and Answers”, “Comparison of Other Service Providers” and “Representations and Warranties” in the Prospectus and Combined Proxy Statement.

/s/ Deloitte & Touche LLP
New York, New York
April 24, 2020